Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2026 Second Quarter Results

VONORE, Tenn. – February 5, 2026 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2026 second quarter ended December 28, 2025.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our MasterCraft and Pontoon segments.

Highlights:

▪
Net sales for the second quarter were $71.8 million, up $8.4 million, or 13.2%, from the comparable prior-year period
▪
Income from continuing operations was $2.5 million, or $0.15 per diluted share, up from $0.4 million, or $0.03 per diluted share, in the prior-year period
▪
Adjusted Net Income, a non-GAAP measure, was $4.7 million, or $0.29 per diluted share, up from $1.7 million, or $0.10 per diluted share, in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $7.5 million, up $3.9 million from the comparable prior-year period
▪
Ended the second quarter with cash and investments of $81.4 million

Brad Nelson, Chief Executive Officer, commented, “We delivered results that exceeded our expectations, and we are building momentum as we head into boat-shows and the spring selling season. We’re entering this window with right-sized dealer inventories and a team that continues to deliver on key initiatives – bringing leading-edge innovation to market, executing on operational and cost efficiencies, and maintaining disciplined production management.”

Nelson continued, “Within MasterCraft, momentum continues to build across the portfolio as we usher in the next generation of premium products with high margins and advanced technology, continuing our mission of bringing luxury, performance, and precision to the forefront of our lineup. This year’s progress and performance is a direct outcome of our continued innovation and focused execution. As a result, we are raising our full‑year guidance.”

Second Quarter Results

For the second quarter of fiscal 2026, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $71.8 million, up $8.4 million from the second quarter of fiscal 2025. The increase in net sales was primarily due to favorable model mix and options sales, higher unit volumes, and increased prices.

Gross margin percentage increased 440 basis points during the second quarter of fiscal 2026, compared to the prior-year period. Higher margins were primarily the result of increased net sales, as discussed above, combined with effective cost controls.

Operating expenses increased $2.1 million for the second quarter of fiscal 2026, compared to the prior-year period, due to consulting costs related to the implementation of our new enterprise resource planning system (“ERP implementation costs”), business development and consulting costs related to the transaction noted below, and increased selling and marketing costs.

Income from continuing operations was $2.5 million for the second quarter of fiscal 2026, compared to $0.4 million in the prior-year period. Diluted income from continuing operations per share was $0.15, compared to $0.03 for the second quarter of fiscal 2025.

Adjusted Net income was $4.7 million for the second quarter of fiscal 2026, or $0.29 per diluted share, compared to $1.7 million, or $0.10 per diluted share, in the prior-year period.

Adjusted EBITDA was $7.5 million for the second quarter of fiscal 2026, compared to $3.5 million in the prior-year period. Adjusted EBITDA margin was 10.4% for the second quarter, up from 5.6% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Combination with Marine Products Corporation

In a separate press release issued today, we announced that we have entered into a definitive agreement under which we will acquire Marine Products Corporation (“Marine Products”), a leading manufacturer of recreation and sport fishing powerboats, in a cash and stock transaction. The transaction is expected to close during the first half of calendar year 2026.

Simultaneously, we amended and extended our credit agreement, providing the Company with a $75 million revolving credit facility that now matures on February 5, 2031.

Outlook

Concluded Nelson, “We’re doing exactly what we said we would: innovating, executing with discipline, supporting our dealers, and building a stronger platform to drive long‑term shareholder value. The combination with Marine Products Corporation unites proven, market leading brands, dealer networks, and product development and manufacturing capabilities. We look forward to welcoming the Chaparral and Robalo teams to our family and continuing to deliver world-class experiences to boaters everywhere.”

The Company’s outlook is as follows:

•
For full year fiscal 2026, we now expect consolidated net sales to be between $300 million and $310 million, with Adjusted EBITDA between $36 million and $39 million, and Adjusted Earnings per share between $1.45 and $1.60. We continue to expect capital expenditures to be approximately $9 million for the year.
•
For fiscal third quarter 2026, consolidated net sales are expected to be approximately $75 million, with Adjusted EBITDA of approximately $9 million, and Adjusted Earnings per share of $0.35.

The outlook provided does not include the pending combination with Marine Products.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal second quarter 2026 results and the combination with Marine Products today, February 5, 2026, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Balise. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoonBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of reciprocal tariffs and other actions, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, including those in new international locations, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts and other political developments, financial institution disruptions, our ability to consummate the pending combination with Marine Products on the proposed terms or on the proposed timeline, or at all, including risks and uncertainties related to securing the necessary regulatory and stockholder approvals and the satisfaction of other closing conditions; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement relating to the transaction with Marine Products, effects relating to the announcement of the pending combination with Marine Products, including on the market price of our common stock and our relationships with customers, employees, dealers and suppliers, and the risk of potential stockholder litigation associated with the pending combination with Marine Products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2025, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the Non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended December 28, 2025

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 28,	December 29,	December 28,	December 29,
	2025	2024	2025	2024

Net sales	$71,759	$63,368	$140,761	$128,727
Cost of sales	56,232	52,476	109,838	106,037
Gross profit	15,527	10,892	30,923	22,690
Operating expenses:
Selling and marketing	3,382	2,824	6,289	5,698
General and administrative	8,976	7,432	17,237	14,902
Amortization of other intangible assets	450	450	900	900
Total operating expenses	12,808	10,706	24,426	21,500
Operating income	2,719	186	6,497	1,190
Other income (expense):
Interest expense	(87)	(182)	(88)	(1,169)
Interest income	727	697	1,497	1,889
Income before income tax expense	3,359	701	7,906	1,910
Income tax expense	871	275	1,762	468
Income from continuing operations	2,488	426	6,144	1,442
Income (loss) from discontinued operations, net of tax	39	2,322	19	(3,839)
Net income (loss)	$2,527	$2,748	$6,163	$(2,397)

Income (loss) per share
Basic
Continuing operations	$0.15	$0.03	$0.38	$0.09
Discontinued operations	0.01	0.14	—	(0.24)
Net income (loss)	$0.16	$0.17	$0.38	$(0.15)

Diluted
Continuing operations	$0.15	$0.03	$0.38	$0.09
Discontinued operations	0.01	0.14	—	(0.24)
Net income (loss)	$0.16	$0.17	$0.38	$(0.15)

Weighted average shares used for computation of:
Basic earnings per share	16,128,510	16,454,776	16,153,072	16,499,858
Diluted earnings per share	16,238,917	16,543,502	16,247,157	16,499,858

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 28,	June 30,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,229	$28,926
Short-term investments	25,152	50,518
Accounts receivable, net of allowances of $225 and $156, respectively	3,964	4,086
Income tax receivable	1,866	208
Inventories, net	30,999	30,469
Prepaid expenses and other current assets	4,977	7,006
Total current assets	123,187	121,213
Property, plant and equipment, net	54,264	53,576
Goodwill	28,493	28,493
Other intangible assets, net	30,950	31,850
Deferred income taxes	17,204	18,914
Other long-term assets	5,580	5,902
Total assets	$259,678	$259,948
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,815	$8,255
Income tax payable	1,773	1,773
Accrued expenses and other current liabilities	51,025	55,182
Total current liabilities	59,613	65,210
Unrecognized tax positions	9,062	9,067
Other long-term liabilities	1,743	2,085
Total liabilities	70,418	76,362
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 16,288,284 shares at December 28, 2025 and 16,406,788 shares at June 30, 2025	163	164
Additional paid-in capital	52,071	52,559
Retained earnings	136,826	130,663
MasterCraft Boat Holdings, Inc. equity	189,060	183,386
Noncontrolling interest	200	200
Total equity	189,260	183,586
Total liabilities and equity	$259,678	$259,948

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	December 28,	December 29,		December 28,	December 29,
	2025	2024	Change	2025	2024	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	409	400	2.3%	786	774	1.6%
Pontoon	174	153	13.7%	362	330	9.7%
Consolidated	583	553	5.4%	1,148	1,104	4.0%
Net sales:
MasterCraft	$61,738	$55,097	12.1%	$119,883	$110,630	8.4%
Pontoon	10,021	8,271	21.2%	20,878	18,097	15.4%
Consolidated	$71,759	$63,368	13.2%	$140,761	$128,727	9.3%
Net sales per unit:
MasterCraft	$151	$138	9.4%	$153	$143	7.0%
Pontoon	58	54	7.4%	58	55	5.5%
Consolidated	123	115	7.0%	123	117	5.1%
Gross margin	21.6%	17.2%	440 bps	22.0%	17.6%	440 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation, Senior leadership transition and organizational realignment costs, ERP implementation costs, and Business development and consulting costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, Senior leadership transition and organizational realignment costs, ERP implementation costs, and Business development and consulting costs.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income, operating income, or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income, net income per share, or net operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
Certain Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				Six Months Ended
	December 28,	% of Net	December 29,	% of Net	December 28,	% of Net	December 29,	% of Net
	2025	sales	2024	sales	2025	sales	2024	sales
Income from continuing operations	$2,488	3.5%	$426	0.7%	$6,144	4.4%	$1,442	1.1%
Income tax expense	871		275		1,762		468
Interest expense	87		182		88		1,169
Interest income	(727)		(697)		(1,497)		(1,889)
Depreciation and amortization	2,439		2,382		4,478		4,456
EBITDA	5,158	7.2%	2,568	4.1%	10,975	7.8%	5,646	4.4%
Share-based compensation	1,005		844		1,795		1,274
Senior leadership transition and organizational realignment costs(a)	98		114		196		448
ERP implementation costs(b)	493		—		493		—
Business development and consulting costs(c)	700		—		968		—
Adjusted EBITDA	$7,454	10.4%	$3,526	5.6%	$14,427	10.2%	$7,368	5.7%

The following table sets forth a reconciliation of income from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
	December 28,	December 29,	December 28,	December 29,
	2025	2024	2025	2024
Income from continuing operations	$2,488	$426	$6,144	$1,442
Income tax expense	871	275	1,762	468
Amortization of acquisition intangibles	450	450	900	900
Share-based compensation	1,005	844	1,795	1,274
Senior leadership transition and organizational realignment costs(a)	98	114	196	448
ERP implementation costs(b)	493	—	493	—
Business development and consulting costs(c)	700	—	968	—
Adjusted Net Income before income taxes	6,105	2,109	12,258	4,532
Adjusted income tax expense(d)	1,404	422	2,819	906
Adjusted Net Income	$4,701	$1,687	$9,439	$3,626

Adjusted net income per common share
Basic	$0.29	$0.10	$0.58	$0.22
Diluted	$0.29	$0.10	$0.58	$0.22
Weighted average shares used for the computation of (e):
Basic Adjusted net income per share	16,128,510	16,454,776	16,153,072	16,499,858
Diluted Adjusted net income per share	16,238,917	16,543,502	16,247,157	16,499,858

The following table presents the reconciliation of income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended		Six Months Ended
	December 28,	December 29,	December 28,	December 29,
	2025	2024	2025	2024
Income from continuing operations per diluted share	$0.15	$0.03	$0.38	$0.09
Impact of adjustments:
Income tax expense	0.05	0.02	0.11	0.03
Amortization of acquisition intangibles	0.03	0.03	0.06	0.06
Share-based compensation	0.06	0.05	0.11	0.08
Senior leadership transition and organizational realignment costs(a)	0.01	—	0.01	0.03
ERP implementation costs(b)	0.03	—	0.03	—
Business development and consulting costs(c)	0.04	—	0.06	—
Adjusted Net Income per diluted share before income taxes	0.37	0.13	0.76	0.29
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.08)	(0.03)	(0.18)	(0.07)
Adjusted Net Income per diluted share	$0.29	$0.10	$0.58	$0.22

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	Six Months Ended
	December 28,	December 29,
	2025	2024
Net cash used in operating activities of continuing operations	$8,581	$13,437
Less:
Purchases of property, plant and equipment	(4,708)	(4,594)
Free cash flow	$3,873	$8,843

(a)
Represents amounts paid for legal fees and recruiting costs associated with the CEO and CFO transitions, as well as non-recurring severance costs incurred as part of the Company's strategic organizational realignment undertaken in connection with the transitions.
(b)
Represents consulting costs incurred in connection with the ERP system implementation.
(c)
Represents non-recurring third-party business development and consulting costs related to the Marine Products transaction.
(d)
For fiscal 2026 and 2025, income tax expense reflects an income tax rate of 23.0% and 20.0%, respectively.
(e)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Alec Harmon

Director of Strategy and Investor Relations

Email: investorrelations@mastercraft.com

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